Exhibit 99.2

DATE:	January 27, 2006

TO:	Duane Andrews, Chief Operating Officer

FROM:	Ken Dahlberg, Chairman of the Board and Chief Executive Officer

SUBJECT:	Resignation as Director and Retirement

I am in receipt of your memorandum dated January 27, 2006 pursuant to which you notified me of your resignation as a director of the Company, effective immediately, and as Chief Operating Officer effective as of February 24, 2006, and your retirement as an employee effective April 15, 2006, after utilizing a portion of your remaining vacation balance. Your retirement on the terms outlined in your memorandum is approved, subject to your execution, and the effectiveness of, a mutually agreed upon release of claims. Your assistance and cooperation in effecting an orderly transition of your responsibilities is greatly appreciated.

Thanks for this assistance and for your many years of service to the Company. Best wishes to you on your retirement and future endeavors!